方達律師事務所

FANGDA PARTNERS

上海 Shanghai • 北京 Beijing • 深圳 Shenzhen • 广州 Guangzhou • 香港 Hong Kong

http://www.fangdalaw.com

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24/F, HKRI Centre Two, HKRI Taikoo Hui,
288 Shi Men Yi Road,
Shanghai 200041, PRC

To: **NEOTV Group Limited**

March 13, 2023

Re: Legal Opinion

Dear Sirs,

We are lawyers qualified in the People's Republic of China (the "**PRC**", which, for the purpose of this opinion, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and are qualified to issue this opinion on PRC Laws (as defined below).

We are acting as the legal adviser on PRC Laws (as defined below) to NEOTV Group Limited (the "**Company**"), solely in connection with (A) the Company's registration statement on Form F-1(file no.: [*]), including all amendments or supplements thereto (the "**Registration Statement**"), filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the proposed initial public offering (the "**Offering**") by the Company of a certain number of ordinary shares of par value US$ $0.0001 per share of the Company (the "**Ordinary Share**"), and (B) the proposed issuance and sale of the Ordinary Shares and the proposed listing of the Ordinary Shares on the Nasdaq Stock Exchange (the "**Offering**").

As used herein, (A) "**PRC Authorities**" means any competent national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC; (B) "**PRC Laws**" means all laws, statutes, regulations, rules, orders, decrees, notices, circulars, judicial interpretations and other legislations of the PRC effective and available to the public as of the date hereof; (C) "**Governmental Authorizations**" means all approvals, consents, certificates, authorizations, filings, registrations, exemptions, permissions, annual inspections, qualifications, permits and licenses required to be obtained from any PRC

Authorities pursuant to any PRC Laws; (D) "**PRC Subsidiary**" means Beijing Neotv Cultural Communication Co., Ltd.; (E) "**VIE Entity**" means Shanghai Neotv Cultural Communication Co., Ltd.; (F) "**PRC Group Entities**" means the PRC Subsidiary, the VIE Entity, and the subsidiaries of the VIE Entity, a detailed list of which is set forth in Appendix A hereof, and each a "**PRC Group Entity**"; (G) the "**M&A Rules**" means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by six PRC regulatory agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, which has been merged into the State Administration for Market Regulation, the China Securities Regulatory Commission (the "**CSRC**"), and the State Administration for Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

In so acting, we have examined the originals and/or copies of documents, certified or otherwise identified to our satisfaction, provided to us by the Company and the PRC Group Entities, and such other documents, corporate records, Governmental Authorizations and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements listed in Appendix B hereof (the "**VIE Agreements**") and the certificates issued by PRC Authorities, the Company and the relevant PRC Group Entities (collectively, the "**Documents**"). Where certain facts were not and may not be possible to be independently established by us, we have relied upon the certificates, statements or representations issued or made by relevant PRC Authorities and/or the appropriate representatives of the Company and PRC Group Entities with the proper powers and functions in each case.

In reviewing the Documents and for the purpose of this opinion, we have assumed without further inquiry or investigation that:

(1) the genuineness of all the signatures, seals and chops;

(2) the authenticity of the Documents submitted to us as originals, the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals;

(3) the truthfulness, accuracy, completeness and fairness of all the Documents, as well as the factual statements contained in such Documents;

(4) that the Documents provided to us remain in full force and effect up to the date of this opinion and have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;

(5) that all information provided to us by the Company and the PRC Group Entities in response to our enquiries for the purpose of this opinion is true, accurate, complete and not misleading, and that the Company and the PRC Group Entities have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(6) that all parties other than the PRC Group Entities have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties ;

(7) that all parties other than the PRC Group Entities have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties;

(8) that all Governmental Authorizations and other official statement or documentation are obtained from competent PRC Authorities by lawful means in due course;

(9) that all the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them, other than PRC Laws; and

(10) that no issuance and sale of the Ordinary Shares have been or will be made directly or indirectly within the PRC in accordance with the Underwriting Agreement and each of the Underwriting Agreement and the Deposit Agreement is not executed in the PRC.

I. Opinions

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

(a) Based on our understanding of PRC Laws (i) the ownership structure of the VIE Entity and the PRC Subsidiary, both currently and immediately after giving effect to the Offering, do not and will not violate applicable PRC Laws; (ii) each of the VIE Agreements listed in Appendix B is valid and binding in accordance with its terms and applicable PRC Laws both currently and immediately after giving effect to the Offering, does not and will not violate applicable PRC Laws. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws, rules, regulations, statutes, orders, decrees, notices, circulars, judicial interpretations and other legislations, and there can be no assurance that the PRC Authorities will not take a view that is contrary to or otherwise different from our opinion stated above.

(b) The M&A Rules, among other things, purport to require that an offshore special purpose vehicle controlled directly or indirectly by PRC companies or individuals and formed for purposes of overseas listing of securities through acquisitions of PRC domestic interests held by such PRC companies or individuals obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle's securities on an overseas stock exchange. The CSRC has not issued any definitive rules or interpretations concerning whether offerings such as the Offering are subject to the CSRC approval procedures under the M&A Rules. Based on our understanding of the M&A Rules, a prior approval from the CSRC under the M&A Rules is not required for the Offering because (i) the PRC Subsidiary was established by means of direct investment rather than by merger with or acquisition of any PRC domestic companies as defined under the M&A Rules; and (ii) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like this Offering are subject to the M&A Rules; (iii) no provision in this regulation clearly classifies contractual arrangements as a type of transaction subject to the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented and our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

(c) The statements set forth in the Registration Statement under the heading "Taxation — People's Republic of China Taxation", to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, subject to the qualifications therein, constitute our opinion on such matters.

II. Qualifications

This opinion is subject to the following qualifications:

(a) This opinion is, in so far as it relates to the validity and enforceability of a contract, subject to (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors' rights generally, (ii) possible judicial or administrative actions or any PRC Laws affecting creditors' rights, (iii) certain equitable, legal or statutory principles affecting the validity and enforceability of contractual rights generally under concepts of public interest, interests of the State, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (iv) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, or coercionary at the conclusions thereof; and (v) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney's fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process.

(b) This opinion is subject to the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(c) This opinion relates only to PRC Laws and there is no assurance that any of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. We express no opinion as to any laws other than PRC Laws.

(d) This opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

This opinion is delivered solely for the purpose of and in connection with the Registration Statement submitted to the U.S. Securities and Exchange Commission on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm's name under the captions "Prospectus Summary", "Risk Factors", "Enforceability of Civil Liabilities" and "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

[Signature Page follows]

Project Genesis

Yours sincerely,

Fangda Partners

Appendix A List of PRC Group Entities

I. Beijing NeoTV Cultural Communication Co., Ltd.
II. Shanghai NeoTV Cultural Communication Co., Ltd.
III. Shanghai NeoTV Sports Co., Ltd.
IV. Shanghai NeoTV Information Technology Co., Ltd.
V. Xi'an NeoTV Cultural Communication Co., Ltd.
VI. Xi'an NeoTV Sports Co., Ltd.
VII. Chengdu NeoTV Cultural Communication Co., Ltd.
VIII. Chengdu NeoTV Sports Co., Ltd.
IX. Hainan NeoTV Cultural Communication Co., Ltd.

Appendix B List of VIE Agreements

I. Exclusive Business Cooperation Agreement dated September 6, 2022 by and between Beijing NeoTV Cultural Communication Co., Ltd. and Shanghai NeoTV Cultural Communication Co., Ltd.

II. Share Pledge Agreement dated September 6, 2022 by and among Beijing NeoTV Cultural Communication Co., Ltd., Shanghai NeoTV Cultural Communication Co., Ltd., Lin Yuxin, Shanghai NeoTV Investment Management Partnership (L.P.), Zhou Yingdi, Zhou Bin, and Wang Lili.

III. Share Pledge Agreement dated September 6, 2022 by and among Beijing NeoTV Cultural Communication Co., Ltd., Shanghai NeoTV Cultural Communication Co., Ltd., and CITIC Securities Company Limited.

IV. Exclusive Option Agreement dated September 6, 2022 by and among Beijing NeoTV Cultural Communication Co., Ltd., Shanghai NeoTV Cultural Communication Co., Ltd., Lin Yuxin, Shanghai NeoTV Investment Management Partnership (L.P.), Zhou Yingdi, Zhou Bin, and Wang Lili.

V. Exclusive Option Agreement dated September 6, 2022 by and among Beijing NeoTV Cultural Communication Co., Ltd., Shanghai NeoTV Cultural Communication Co., Ltd., and CITIC Securities Company Limited.

VI. Shareholders' Powers of Attorney dated September 6, 2022 by and among Beijing NeoTV Cultural Communication Co., Ltd., Shanghai NeoTV Cultural Communication Co., Ltd., and Lin Yuxin.

VII. Shareholders' Powers of Attorney dated September 6, 2022 by and among Beijing NeoTV Cultural Communication Co., Ltd., Shanghai NeoTV Cultural Communication Co., Ltd., and Shanghai NeoTV Investment Management Partnership (L.P.).

VIII. Shareholders' Powers of Attorney dated September 6, 2022 by and among Beijing NeoTV Cultural Communication Co., Ltd., Shanghai NeoTV Cultural Communication Co., Ltd., and Zhou Yingdi.

IX. Shareholders' Powers of Attorney dated September 6, 2022 by and among Beijing NeoTV Cultural Communication Co., Ltd., Shanghai NeoTV Cultural Communication Co., Ltd., and Zhou Bin.

X. Shareholders' Powers of Attorney dated September 6, 2022 by and among Beijing NeoTV Cultural Communication Co., Ltd., Shanghai NeoTV Cultural Communication Co., Ltd., and Wang Lili.

XI. Shareholders' Powers of Attorney dated September 6, 2022 by and among Beijing NeoTV Cultural Communication Co., Ltd., Shanghai NeoTV Cultural Communication Co., Ltd., and CITIC Securities Company Limited.